Exhibit 99.1
ROIC calculation GAAP to non-GAAP reconciliation (dollars in millions):

	Fiscal year ended
	October 2,	October 3,	September 27,
	2010	2009	2008

Operating income	$99.7	$53.1	$102.8
Plus unusual charges (restructuring and/or impairment)	-	8.5	2.1

Operating income (excluding unusual charges)	99.7	61.6	104.9
Tax rate (excluding unusual charges)	1.0%	2.9%	18.0%

Operating income (tax effected)	$98.7	$59.9	$86.1

Average invested capital	$506.8	$453.6	$428.7

ROIC	19.5%	13.2%	20.1%

Average Invested Capital

	Actual	Actual	Actual	Actual	Actual	Average
	10/2/10	7/3/2010	4/3/2010	1/2/2010	10/3/09	invested capital
Equity	$651.9	$620.6	$585.9	$549.6	$527.4
Plus:
Debt - current	17.4	17.3	17.7	21.6	16.9
Debt - non-current	113.2	117.5	121.7	125.9	133.9
Less:
Cash and cash equivalents	(188.2)	(190.2)	(234.0)	(233.9)	(258.4)

	$594.3	$565.2	$491.3	$463.2	$419.8	$506.8

	Actual	Actual	Actual	Actual	Actual	Average
	10/3/09	7/4/2009	4/4/2009	1/3/2009	9/27/2008	invested capital
Equity	$527.4	$508.3	$494.0	$485.7	$473.9
Plus:
Debt - current	16.9	17.0	16.9	17.0	16.7
Debt - non-current	133.9	138.3	141.4	145.5	154.5
Less:
Cash and cash equivalents	(258.4)	(215.5)	(201.3)	(178.4)	(166.0)

	$419.8	$448.1	$451.0	$469.8	$479.1	$453.6

	Actual	Actual	Actual	Actual	Actual	Average
	9/27/2008	6/28/2008	3/29/2008	12/29/2007	9/29/07	invested capital
Equity	$473.9	$472.8	$531.2	$604.8	$573.3
Plus:
Debt - current	16.7	1.6	1.6	1.8	1.7
Debt - non-current	154.5	174.1	24.5	24.7	25.1
Less:
Cash and cash equivalents	(166.0)	(206.5)	(144.2)	(158.5)	(154.1)
Short-term investments	-	-	-	(54.5)	(55.0)

	$479.1	$442.0	$413.1	$418.3	$391.0	$428.7